LOAN AGREEMENT

LIGHTPATH TECHNOLOGIES, INC.,
a Delaware corporation

and

BANKUNITED, N.A.,
a national banking association

Dated as of February 26, 2019

SECTION V.	REPRESENTATIONS AND WARRANTIES	15
5.1.	Organization and Validity	15
5.2.	Places of Business	15
5.3.	Pending Litigation	15
5.4.	Title to Properties	16
5.5.	Governmental Consent	16
5.6.	Taxes	16
5.7.	Financial Statements	16
5.8.	Full Disclosure	16
5.9.	Subsidiaries	16
5.10.	Investments, Guarantees, Contracts, etc	17
5.11.	Government Regulations, etc	17
5.12.	Business Interruptions	18
5.13.	Names and Intellectual Property	18
5.14.	Other Associations	18
5.15.	Environmental Matters	18
5.16.	Regulation O	19
5.17.	Capital Stock	19
5.18.	Solvency	19
5.19.	Perfection and Priority	19
5.20.	Commercial Tort Claims	19
5.21.	Anti-Terrorism Laws	19
SECTION VI.	BORROWER'S AFFIRMATIVE COVENANTS	20
6.1.	Payment of Taxes and Claims	20
6.2.	Maintenance of Properties and Corporate Existence	20
6.3.	Business Conducted	21
6.4.	Litigation	21
6.5.	Taxes	21
6.6.	Bank Accounts	21
6.7.	Employee Benefit Plans	21
6.8.	Financial Covenants	21
6.9.	Financial and Business Information	21
6.10.	Compliance Certificates	22
6.11.	Audit and Inspection; Field Exams; Appraisals	22
6.12.	Other Reports	23
6.13.	Information to Participant	23
6.14.	Material Adverse Developments	23
6.15.	Places of Business	23
6.16.	Annual Clean-Up	23

SECTION VII.	BORROWER'S NEGATIVE COVENANTS:	23
7.1.	Merger, Consolidation, Dissolution or Liquidation	24
7.2.	Acquisitions	24
7.3.	Liens and Encumbrances	24
7.4.	Transactions With Affiliates or Subsidiaries	24
7.5.	Shareholder Debt	24
7.6.	Subordinate Debt	25
7.7.	Guarantees	25
7.8.	Distributions, Bonuses and Other Indebtedness	25
7.9.	Miscellaneous Covenants	25
SECTION VIII.	DEFAULT	26
8.1.	Events of Default	26
8.2.	Cure	27
8.3.	Rights and Remedies on Default	27
8.4.	Nature of Remedies	29
8.5.	Set-Off	29
SECTION IX.	MISCELLANEOUS	30
9.1.	Governing Law	30
9.2.	Integrated Agreement	30
9.3.	Waiver	30
9.4.	Indemnity	30
9.5.	Time	30
9.6.	Expenses of Lender	31
9.7.	Brokerage	31
9.8.	Notices	31
9.9.	Headings	32
9.10.	Survival	32
9.11.	Successors and Assigns	32
9.12.	Duplicate Originals	32
9.13.	Modification	32
9.14.	Signatories	32
9.15.	Third Parties	32
9.16.	Discharge of Taxes, Borrower's Obligations, Etc	32
9.17.	Withholding and Other Tax Liabilities	33
9.18.	Consent to Jurisdiction	33
9.19.	Additional Documentation	33
9.20.	Advertisement	33
9.21.	Waiver of Jury Trial	34
9.22.	Consequential Damages	34
9.23.	Confidentiality	34

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is dated as of February 26, 2019, by and between LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation, (“Borrower”), and BANKUNITED, N.A., a national banking association (“Lender”).

BACKGROUND

Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I.
DEFINITIONS AND INTERPRETATION

1.1. Terms Defined

  As used in this Agreement, the following terms have the following respective meanings:

Advance(s) - Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit Facility, the Term Loan Facility and/or the Guidance Line Facility, including, without limitation, cash advances.

Advance Request - Section 2.5(c).

Affiliate - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifty percent (50%) or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Anti-Terrorism Laws - Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Asset Sale - The sale, transfer, lease, license or other disposition by Borrower, or by any Subsidiary of Borrower, to any Person other than Borrower or any Subsidiary of Borrower, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of (i) Inventory in the ordinary course of business, (ii) obsolete or worn out Equipment, and (iii) other Collateral in an amount not to exceed $50,000.00 in the aggregate during any fiscal year. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

Assignment of Claims Act - The Federal Assignment of Claims Act, 31 U.S.C. § 3727 et seq., as amended from time to time.

Authorized Officer - Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Covenant Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit “A” attached hereto.

Bank Affiliate - With respect to Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote twenty five percent (25%) or more of any class of Capital Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code - Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Base Rate - A fluctuating interest rate equal to 30- day LIBOR at approximately 11:00 A.M. (London Time) two (2) London Banking Days prior to each monthly reset date, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto. The Base Rate determined by reference to LIBOR shall be adjusted on a monthly basis, with each “monthly reset date” being the first day of each month so that: (a) the Base Rate for the month in which the Agreement is executed shall be based upon LIBOR at approximately 11:00 A.M. (London Time) two (2) London Banking Days before the first day of the month in which this Agreement is executed; and (b) LIBOR for each month thereafter shall be LIBOR at approximately 11:00 A.M. (London Time) two (2) London Banking Days before the first day of the each such month. Lender shall have no obligation to notify Borrower of any changes in the LIBOR or of the effect of those changes in the on the Base Rate.

Blocked Person - Section 5.21(b).

Borrower’s Information Certificate - A certificate provided to Lender by Borrower on or before the Closing Date concerning certain factual information about Borrower, to be substantially in the form attached hereto as Exhibit “F”.

Business Day - A day other than Saturday or Sunday when Lender is open for business in the State of Florida.

Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Stock - Any and all shares, interest, participations or other equivalents (however designated) of capital stock of a corporation or membership interest of a limited liability company, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Change in Control – Means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14 (d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

Closing - Section 4.6.

Closing Date - Section 4.6.

Collateral - All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property that now or hereafter secures payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, but specifically excluding the Excluded Collateral.

Collateral Location - Any location where Collateral is located, as identified and certified by Borrower in Borrower’s Information Certificate.

Commitment Fee - Section 2.8(a).

Covenant Compliance Certificate - Section 6.10.

Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Distribution – (a) Cash dividends or other cash distributions on any now or hereafter outstanding Capital Stock of Borrower; (b) the redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and (c) any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower.

EBITDA – Means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation and plus amortization.

Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, and rules regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect from time to time.

ERISA - The Employee Retirement Income Security Act of 1974, as the same may be in effect, from time to time.

Event of Default - Section 8.1.

Excluded Collateral - Section 3.1.

Executive Order No. 13224 - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced and as may be in effect from time to time.

Expenses - Section 9.6.

Fixed Charge Coverage Ratio – Means, as of any date, the ratio of (a) the sum of net income, depreciation, amortization, interest expense, taxes, non-cash stock compensation expense, non-cash foreign exchange expense, losses on warrants and approved integration costs (capped at $500,000.00), less cash taxes paid, gains on warrants, distributions, increases in due from related, and non-financed capital expenditures, to (b) all scheduled principal and interest payments on debt (including capital lease payments) in each case measured as of the last day of the most recently ended four (4) consecutive fiscal quarters for which financial statements are required to be delivered pursuant to Section 6.9(a).

GAAP - Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent CPA prepared financial statements of Borrower furnished to Lender and described in Section 5.7 herein.

Governmental Authority - Any, foreign, federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantors – The following wholly owned subsidiaries of Borrower: GelTech Inc., a Delaware corporation, ISP Optics Corporation, a New York corporation (collectively “Domestic Guarantors”), LightPath Optical Instrumentation (Shanghai) Co., Ltd., a corporation formed under the laws of the People’s Republic of China, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd., a corporation formed under the law of the People’s Republic of China, and ISP Optics Latvia, SIA, a corporation formed under the laws of the Republic of Latvia (collectively, the “Foreign Guarantors”).

Guidance Line Facility – Section 2.3(a).

Guidance Line Note – Section 2.3(b).

Hazardous Substances - Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Indebtedness - Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, and (vi) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Interest Period - A thirty (30) day period.

IRS - Internal Revenue Service.

Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Liquidity - On any date reviewed by Lender, Borrower’s unencumbered cash accounts maintained with Lender or at other financial institutions, plus the value of its unencumbered Marketable Securities maintained with Lender or at other financial institutions.

Loans - Collectively, the unpaid balance of cash Advances under the Revolving Credit Facility, the Term Loan Facility, and Guidance Line Facility.

Loan Documents - Collectively, this Agreement, the Notes, the Security Agreement, the UCC-1 Financing Statements, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

London Banking Days - Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London England.

London Interbank Offered Rate or LIBOR - With respect to each day during each Interest Period, the rate for U.S. dollar deposits of one month maturity as reported on the page of the Bloomberg report service (“Index”), or such similar service as determined by Lender, that displays the ICE Benchmark Administration (IBA) interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London Time), on the second London Banking Day before the relevant Interest Period begins. If no LIBOR rate is published, then such rate shall be the rate determined by Lender in its reasonable discretion with reference to comparable rates published in the Index or by such alternate method as reasonably selected by Lender.

Marketable Securities - Stocks, bonds and mutual fund shares that can be readily sold for cash on stock exchanges or over-the-counter markets.

Material Adverse Effect - A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities or results of operations of Borrower and its Subsidiaries, taken as a whole, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Maximum Aggregate Commitment – Up to the sum of Seventeen Million Eight Hundred Thirteen Thousand Five Hundred and No/100 Dollars ($17,813,500.00).

Maximum Revolving Loan Amount – The sum of Two Million and No/100 Dollars ($2,000,000.00).

Notes – Collectively the Revolving Credit Note, the Term Loan Note and the Guidance Line Note.

Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender or any other subsidiary of Lender or Bank Affiliate, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender or any other subsidiary of Lender or Bank Affiliate, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit Facility, the Term Loan Facility and the Guidance Line Facility, and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by Lender or any other subsidiary of Lender or Bank Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any other subsidiary of Lender or any other Bank Affiliate. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other subsidiary of Lender or Bank Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other subsidiary of Lender or Bank Affiliate to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, other instrument, document or agreement between Borrower and Lender or any other subsidiary of Lender, or any other Bank Affiliate.

Overadvance - Section 2.1(a).

PBGC - The Pension Benefit Guaranty Corporation.

Permitted Indebtedness - (a) Indebtedness to Lender in connection with the Revolving Credit Facility, Term Loan Facility and Guidance Line Facility or otherwise pursuant to the Loan Documents, (b) trade payables incurred in the ordinary course of Borrower’s business; (c) Indebtedness existing on the Closing Date that is identified and described on Borrower’s Information Certificate attached hereto and made part hereof, and any extension, renewal, or refinancing thereof so long as (1) the principal amount thereof is not increased; and (2) no material adverse changes are made to the financial terms of such Indebtedness, and (d) Indebtedness incurred in the ordinary course of business (in each case other than for an obligation for money borrowed), in an aggregate outstanding amount not at any time exceeding $500,000.00, and, if secured, secured only by specific asset liens not affecting Lender’s security interest in the Collateral. Changes in accounting treatment shall not constitute additional Indebtedness.

Permitted Liens - (a) Liens securing taxes, assessments or governmental charges or levies not delinquent; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets security purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; (d) Liens existing on the Closing Date which have been disclosed in writing to and approved by Lender, (e) Liens in favor of Lender securing the Obligations, (f) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and arising in the ordinary course of business, and (g) attachments, appeal bonds, judgments and other similar Liens for sums not exceeding One Hundred Thousand Dollars ($100,000.00) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

Person - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Property - Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Regulation D - Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as in effect from time to time, and any successor thereto.

Requirement of Law - Collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

Responsible Officer – Any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of Borrower, or such other representative of Borrower as may be designated in writing by any one of the foregoing with the consent of Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of Borrower.

Revolving Credit Facility - Section 2.1(a).

Revolving Credit Maturity Date – February 26, 2022, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

Revolving Credit Note - Section 2.1(b).

Subsidiary - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Term Loan Facility – Section 2.2(a).

Term Loan Maturity Date – February 26, 2022, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

Term Loan Note – Section 2.2(b).

Total Leverage Ratio – The ratio of total Indebtedness to EBITDA.

Total Liabilities - At any time, means all liabilities as determined in accordance with GAAP, including accrued, contingent, current, long-term, secured or unsecured liabilities.

UCC - The Uniform Commercial Code as adopted in the State of Florida, as in effect from time to time.

Other Capitalized Terms - Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2. Accounting Principles

: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement. If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in this Agreement, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.3. Construction

  No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II.
THE LOANS

2.1. Revolving Credit Facility - Description

a. Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit Facility”) which shall include cash Advances extended by Lender to or for the benefit of Borrower from time to time hereunder. The aggregate principal amount of unpaid cash Advances shall not at any time exceed the Maximum Revolving Loan Amount. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit Facility may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the Event of Default provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principal amount of unpaid cash Advances at any time exceeds the Maximum Revolving Loan Amount (such excess referred to as “Overadvance”), Borrower shall, repay the Overadvance in full immediately upon notice of such Overadvance from Lender.

b. At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Commitment (“Revolving Credit Note”). The Revolving Credit Note shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made under the Revolving Credit Facility, with interest as herein provided. Each Advance under the Revolving Credit Facility shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.

c. The term of the Revolving Credit Facility shall expire on the Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1 to the Collateral, all sums owing under the Revolving Credit Facility shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Revolving Credit Facility.

2.2. Term Loan Facility – Description.

a.               Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a Term Loan Facility (the “Term Loan Facility”) in the amount of Five Million Eight Hundred Thirteen Thousand Five Hundred and No/100 Dollars ($5,813,500.00).

b.               At Closing, Borrower shall execute and deliver a promissory note to Lender in the amount of the Term Loan Facility (the “Term Loan Note”) providing for a five (5) year term, equal monthly principal payments of $48,445.83, plus interest, commencing on April 1, 2019, and on the first day of each month thereafter until the Term Loan Maturity Date. On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1 to the Collateral, all sums owing under the Term Loan Facility shall be due and payable in full.

c.               The proceeds from the Term Loan Facility shall be used to pay in full all existing indebtedness of Borrower owing to Avidbank, the fees and expenses incurred in connection with closing the Loans.

2.3. Guidance Line Facility – Description.

a.               Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a non-revolving guidance line of credit (the “Guidance Line Facility”) in the amount of Ten Million and No/100 Dollars ($10,000,000.00).

b.               At Closing, Borrower shall execute and deliver a promissory note to Lender in the amount of the Guidance Line Facility (the “Guidance Line Note”).

c.               The proceeds from the Guidance Line Facility shall be utilized by Borrower for future acquisitions and/or capital expenditures, in each instance requiring the prior approval of Lender. Advances for acquisitions shall not exceed eighty percent (80%) of cost; advances for capital expenditures shall be determined by Lender on a per request basis.

d.               Drawings on the Guidance Line Facility shall be in a minimum amount of (i) One Million and No/100 Dollars ($1,000,000.00) in the case of a future acquisition, or (ii) Five Hundred Thousand and No/100 Dollars ($500,000.00) in the case of a capital expenditure, shall be permitted up to the Revolving Credit Maturity Date, and shall bear interest, payable monthly, from the date of each approved advance.

e.               On the annual anniversary of the Closing Date, the then outstanding advances under the Guidance Line Facility shall begin amortizing principal payments based on, with respect to approved acquisition advances, a ten (10) year term and, with respect to approved capital expenditure advances, a term to be determined by Lender term not exceeding seven (7) years, payable in equal monthly principal installments plus interest.

f.               Notwithstanding the amortization periods set forth in the preceding subparagraph and for avoidance of doubt, all sums due and payable under the Guidance Line Facility shall be due and payable in full on the Revolving Credit Maturity Date or the Term Loan Facility Maturity Date, whichever first occurs.

g.               Drawings under the Guidance Line Facility shall be subject to Lender approval in its sole and absolute discretion at the time of each draw request.

h.               At the time of each draw request Borrower shall be in compliance, in all material respects, with all covenants and conditions of all credit facilities.

i.               Borrower must demonstrate a proforma financial performance and condition that provide a meaningful cushion relative to financial covenant ratios as determined by Lender during its underwriting process.

j.               With respect to any acquisition Borrower must provide a quality of earnings report acceptable to Lender.

2.4. Intentionally Deleted.

2.5. Advances and Payments:

a. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit Facility, the Term Loan Facility and the Guidance Line Facility, and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at its banking office at 7815 NW 148th Street, Miami Lakes, Florida 33016, or such other office as Lender may designate in writing, in United States dollars, in immediately available funds.

b. Advances which may be made by Lender from time to time under the Revolving Credit Facility shall be made available by crediting such proceeds to Borrower’s Account.

c. All Advances requested by Borrower under the Revolving Credit Facility are to be in writing pursuant to a written request (“Advance Request”) executed by an Authorized Officer in the form of Exhibit “B” attached hereto. Requests for Advances must be requested by 12:00 Noon, Eastern time, on the Business Day that is the day before the Business Day such Advance is to be made.

d. Upon receiving a request for an Advance in accordance with subparagraph (c) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower on the day the Advance has been requested to be made, or as soon as is reasonably practicable thereafter.

2.6. Interest:

a. The unpaid principal balance of cash Advances under the Notes shall bear interest, subject to the terms hereof at a per annum rate equal to, the Base Rate plus 275 basis points.

b. Changes in the interest rate applicable to any Loan shall become effective on the same day there is a change in the Base Rate.

c. Interest on any Loan shall be payable monthly, in arrears, on the first day of each month, beginning on the first day of the first full calendar month after the Closing Date, and on the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.

2.7. Additional Interest Provisions

a. Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder and at Lender’s election, the per annum effective rate of interest on all outstanding principal under the Loans shall be increased to five percent (5%) in excess of the Base Rate (the “Default Rate”). All such increases may be applied retroactively to the date of the occurrence of the Event of Default. Borrower agrees that the Default Rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.8. Fees and Charges

a. At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender a non-refundable fee (“Commitment Fee”) with respect to the Revolving Credit Facility and the Term Loan Facility and, with respect to the Guidance Line Facility, at the time of each advance thereunder, equal to one quarter of one percent (0.25%) of the Loan Amount or advance amount.

b. Borrower shall unconditionally pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within ten (10) days of the due date unless the Default Rate has been applied. Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations. Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

2.9. Prepayments

a. Borrower may prepay the Revolving Credit Facility, the Term Loan Facility and/or the Guidance Line Facility in whole or in part at any time or from time to time, without penalty or premium. Any prepayment shall be accompanied by all accrued and unpaid interest.

b. Subject to Section 7.1 hereof, upon any Asset Sale, Borrower shall prepay outstanding amounts under the Revolving Credit Facility in an amount equal to the net proceeds of the Asset Sale (i.e., the gross proceeds less the reasonable and customary costs of such sale or other dispositions) upon Borrower’s receipt thereof.

2.10. Use of Proceeds

  The extensions of credit under and proceeds of the Revolving Credit Facility shall be used for working capital and general corporate purposes.

2.11. Capital Adequacy

  If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the good faith opinion of Lender, the rate of return on Lender's capital with regard to the Loans is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender's rate of return. Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable. Any rules, regulations, policies, guidelines, directives or similar requirements adopted, promulgated or implemented in connection with (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (b) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States Governmental Authority, in each case pursuant to Basel III, shall in all events are deemed to have been imposed, introduced and adopted after the date of this Agreement.

SECTION III.
COLLATERAL

3.1. Collateral

  As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, Borrower and each of Domestic Guarantors hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to all assets of Borrower and each of Domestic Guarantors, including but not limited to the Property described in Exhibit “C” attached hereto and made a part hereof, all whether now owned or hereafter acquired, created or arising and wherever located, but specifically excluding any and all Capital Stock in the Foreign Guarantors held by Borrower or any Domestic Guarantor (the “Excluded Collateral”).

3.2. Lien Documents

  At Closing and thereafter as Lender deems necessary, Borrower and each Domestic Guarantor shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance reasonably satisfactory to Lender and its counsel):

a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate;

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3. Other Actions

a. In addition to the foregoing, Borrower and each Domestic Guarantor shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder.

b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s or each Domestic Guarantor’s signature, in accordance with the UCC. Borrower and each Domestic Guarantor hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine. Borrower and each Domestic Guarantor agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all deposit accounts.

3.4. Searches, Certificates:

a. Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrower’s expense (provided, however, Borrower shall only be responsible for the expenses of one set of searches per year unless an Event of Default is then continuing, in which case, all searches shall be at Borrower’s expense), obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

i. UCC searches with the Secretary of State and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and

ii. Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

b. Borrower shall, prior to or at Closing deliver to Lender good standing certificates showing Borrower to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5. Landlord’s and Warehouseman’s Waivers; Access Agreements

Borrower and each Domestic Guarantor will cause each owner of any premises occupied by Borrower or to be occupied by Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance reasonably satisfactory to Lender.

SECTION IV.
CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender's counsel):

4.1. Resolutions, Opinions, and Other Documents

: Borrower shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement, the Notes and each of the other Loan Documents all properly executed;

b. financing statements and each of the other documents to be executed and/or delivered by Borrower;`

c. certified copies of (i) resolutions of Borrower’s board of directors authorizing the execution, delivery and performance of this Agreement, the Notes to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower’s articles or certificate of incorporation and by-laws;

d. an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

e. a collateral audit of Borrower’s assets, liabilities, books and records, satisfactory in all respects to Lender;

f. such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

g. payment by Borrower of all fees including, without limitation, the Commitment Fee, and all Expenses associated with the Revolving Credit Facility, the Term Loan Facility and the Guidance Line Facility;

h. searches and certificates required under Section 3.4;

i. insurance certificates and policies as required under Section 6.2;

j. all required field exams shall have been completed to Lender’s satisfaction;

k. Borrower’s Information Certificate;

l. the waivers of landlord’s or warehouse’s liens required under Section 3.5;

m. such other documents reasonably required by Lender.

4.2. Absence of Certain Events

  At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3. Warranties and Representations at Closing

  The warranties and representations contained in this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.4. Compliance with this Agreement

  Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5. Reserved

4.6. Closing

  Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”).

4.7. Waiver of Rights

  By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.8. Conditions for Future Advances

  The making of Advances under the Revolving Credit Facility and/or the Guidance Line Facility in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel):

a. This Agreement and each of the other Loan Documents shall be effective;

b. No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could reasonably be expected to have a Material Adverse Effect;

c. No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

d. Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.5 hereof;

e. No Lien (other than a Permitted Lien) has been imposed on Borrower; and

f. Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION V.
REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit Facility and Loans to Borrower, Borrower warrants and represents to Lender that:

5.1. Organization and Validity

a. Borrower (i) is a corporation, duly organized and validly existing under the laws of the State of Delaware, (ii) Borrower is duly authorized and qualified to conduct business in the State of Florida, (iii) has the appropriate power and authority to operate its business and to own its Property and (iv) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not reasonably be expected to have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower is qualified to do business is shown on Borrower’s Information Certificate attached hereto and made part hereof.

b. The making and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law, or the charter, minutes or bylaw provisions of Borrower, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could reasonably be expected to have a Material Adverse Effect, or of its charter, minutes or bylaw provisions.

c. Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

d. This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2. Places of Business

: The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses shown on Borrower’s Information Certificate attached hereto and made part hereof.

5.3. Pending Litigation

: There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened in writing, against Borrower in any court or before any Governmental Authority except as shown on Borrower’s Information Certificate attached hereto and made part hereof. To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened in writing against Borrower in any court or before any Governmental Authority. Borrower is not in default with respect to any order of any Governmental Authority. To the knowledge of Borrower, no director or executive officer of Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4. Title to Properties

  Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5. Governmental Consent

: Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Notes or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower except for the filing of financing statements in connection herewith and except for consents, approvals, authorizations, filings, registrations, or qualifications where the failure to obtain could not reasonably be expected to result in a Material Adverse Effect.

5.6. Taxes

  All tax returns required to be filed by Borrower in any jurisdiction have been filed, and all material taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes subject to a valid filing extension and/or being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.7. Financial Statements

  The most current available annual CPA prepared consolidated balance sheet of Borrower and the related statements of profit and loss, stockholders’ equity and cash flow as of such date have been prepared in accordance with GAAP (complete copies of which have been delivered to Lender prior to the Closing Date), and the most current available interim consolidated balance sheet of Borrower, and the related statements of profit and loss, stockholders’ equity and cash flow as of such date have been prepared in accordance with GAAP (complete copies of which have been delivered to Lender prior to the Closing Date) and present fairly, in all material respects, the financial position of Borrower as of such dates and the results of its operations for such periods.

               5.8. Full Disclosure

  The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to Borrower which has not been disclosed in writing to Lender which has or could reasonably be expected to have a Material Adverse Effect.

5.9. Subsidiaries

  As of the Closing Date, Borrower does not have any Subsidiaries or Affiliates, except the Guarantors. If any Subsidiary of Borrower is acquired or formed after the date of this Agreement, Borrower will promptly notify Lender thereof and, within ten (10) days after any such Subsidiary is acquired or formed, such Subsidiary shall become a Guarantor under the Revolving Credit Facility, the Term Loan Facility and the Guidance Line Facility by executing and delivering to Lender a Joinder to this Agreement, together with such other Loan Documents as Lender may reasonably require (including, without limitation, documentation pledging its assets as security for the Loans), accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiary, and (iii) such other documents as Lender may reasonably request to effect the transactions contemplated under this Section.

5.10. Investments, Guarantees, Contracts, etc.

a. Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person, except equity in the Guarantors and as otherwise disclosed in writing to Lender prior to Closing.

b. Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as (i) shown on Borrower’s Information Certificate, attached hereto and made part hereof and (ii) in the ordinary course of business and as disclosed to Lender in writing.

c. Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could reasonably be expected to have a Material Adverse Effect.

d. Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11. Government Regulations, etc.

a. The use of the proceeds of and Borrower’s issuance of the Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

b. Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, except where the failure to so obtain could not reasonably be expected to result in a Material Adverse Effect.

c. As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi-employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

d. Borrower is not in violation of or receipt of written notice that it is in violation of any Requirement of Law (including, without limitation, Environmental Laws), a violation of which causes or could reasonably be expected to cause a Material Adverse Effect.

e. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in compliance in all material respects with all applicable rules and regulations of such commissions, except where the failure to be current or in compliance could not reasonably be expected to result in a Material Adverse Effect.

5.12. Business Interruptions

  Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower. No labor contract of Borrower is scheduled to expire prior to the Revolving Credit Maturity Date.

5.13. Names and Intellectual Property

a. Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Borrower’s Information Certificate attached hereto and made part hereof. Borrower is the sole owner of all names listed on such Borrower’s Information Certificate and any and all business done and all invoices issued in such trade names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

b. Borrower is the sole owner or valid licensee of all trademarks, service marks, patents or copyrights which Borrower uses, plans to use or has a right to use with respect to the Collateral.

c. Except as set forth on Schedule 5.13(c), Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business and Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence and during the continuation of an Event of Default.

d. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, to Borrower’s knowledge, no claim has been asserted and is pending challenging or questioning the use of any trademarks or service marks or their validity and effectiveness, and, to Borrower’s knowledge, the use of any intellectual property rights by Borrower or any Subsidiary, the granting of a right or a license in respect of the intellectual property rights from Borrower or any Subsidiary, or any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary does not infringe on any rights of any other Person.

5.14. Other Associations

  Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except with the Guarantors or as otherwise disclosed in writing to Lender prior to Closing.

5.15. Environmental Matters

  Except as disclosed in writing to Lender prior to Closing:

a. To Borrower’s knowledge, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b. To Borrower’s knowledge, Borrower is in material compliance, and, for the duration of all applicable statutes of limitations periods, has been in material compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c. Borrower has not received any written (or to Borrower’s knowledge, oral) notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

d. To Borrower’s knowledge, Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect.

5.16. Regulation O

  No director or executive officer of Borrower is a director or executive officer or principal shareholder of Lender. For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17. Capital Stock

  Borrower’s organizational chart is as shown on Borrower’s Information Certificate attached hereto and made part hereof. All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities.

5.18. Solvency

  After giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19. Perfection and Priority

: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when financing statements have been filed in the jurisdiction of incorporation of Borrower, Borrower will have granted to Lender, and Lender will have perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future except for Liens described in clause (a) of Permitted Liens. Lender covenants and agrees to discharge and release any financing statements upon the satisfaction in full of the Obligations and the termination of this Agreement.

5.20. Commercial Tort Claims

: As of the Closing Date, Borrower is not a party to any Commercial Tort Claims, except as shown on Borrower’s Information Certificate attached hereto and made part hereof.

5.21. Anti-Terrorism Laws:

a. General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

i. a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

ii. a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii. a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv. a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v. a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi. a Person who is affiliated with a Person listed above.

SECTION VI.
BORROWER'S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit Facility has been terminated, that:

6.1. Payment of Taxes and Claims

: Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower's Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower's title to, and its right to use, its Property are not materially adversely affected thereby.

6.2. Maintenance of Properties and Corporate Existence

a. Property - Borrower shall maintain its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto in the reasonable business judgment of Borrower and will pay and discharge when due the cost of repairs and maintenance to its Property (unless such costs are being contested in good faith), and will pay all rentals prior to becoming delinquent for all real estate leased by Borrower (unless such rentals are being contested in good faith).

b. Property Insurance, Public and Products Liability Insurance - Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against general public liability, product liability, inventory and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower. At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may reasonably require, and any certificates of insurance shall be issued on Acord Form-27. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower. Borrower hereby appoints Lender as Borrower's attorney-in-fact, exercisable at Lender's option to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Lender, immediately, upon Borrower's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

c. Financial Records - Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal year end date without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed).

d. Corporate Existence and Rights - Borrower shall do (or cause to be done) all things reasonably necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises. Borrower shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of the Property or the conduct of its businesses, except where the failure to obtain or maintain could not reasonably be expected to result in a Material Adverse Effect.

e. Compliance with Laws - Borrower shall be in compliance with any and all Requirements of Law to which it is subject, whether federal, state or local, including, without limitation, Environmental Laws, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower.

6.3. Business Conducted

  Borrower shall continue in the business presently operated by it and any businesses reasonably incidental or complimentary thereto using its commercially reasonable efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date.

6.4. Litigation

  Borrower shall give prompt (and in any event not later than five (5) Business Days) notice to Lender of any litigation which could reasonably be expected to result in a Material Adverse Effect.

6.5. Taxes

  Borrower shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents. The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.6. Bank Accounts

  Until the Obligations are paid in full, Borrower shall maintain all of its domestic (non-foreign) depository and disbursement account(s) and treasury management services with Lender.

6.7. Employee Benefit Plans

  Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to the best of Borrower's knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8. Financial Covenants

  Borrower shall maintain and comply with the following financial covenants:

a. a minimum Fixed Charge Coverage Ratio of 1.25 to 1.00 to be tested quarterly.

b. a maximum Total Leverage Ratio of 4.00 to 1.00. to be tested quarterly.
6.9. Financial and Business Information

  Borrower shall deliver or cause to be delivered to Lender the following:

a. Financial Statements and Collateral Reports - such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

i. Within forty-five (45) days after the end of each calendar quarter, the consolidated, consolidating (if applicable) and combined income and cash flow statements of Borrower and its Subsidiaries/Affiliates for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated, consolidating (if applicable) and combined balance sheet of Borrower and its Subsidiaries/Affiliates as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Borrower’s chief financial officer to have been prepared from the books and records of Borrower;

ii. within one hundred twenty (120) days after the end of each fiscal year of Borrower, commencing with the fiscal year ending June 30, 2019, the audited consolidated, consolidating (if applicable) and combined income and cash flow statements of Borrower and its Subsidiaries/Affiliates for such year, and the consolidated, consolidating (if applicable) and combined balance sheet of Borrower and its Subsidiaries/Affiliates as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and reviewed by an independent public accounting firm acceptable to Lender, and certified to have been prepared in accordance with GAAP, and such independent public accountants shall also certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower; and

b. Notice of Event of Default - promptly (and in no event later than two (2) Business Days thereafter) upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

c. Notice of Claimed Default - promptly (and in no event later than five (5) Business Days thereafter) upon receipt by Borrower of a written of default given to Borrower by any creditor for Indebtedness; and

d. Securities and Other Reports – so long as Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

6.10. Compliance Certificates

: Along with the financial statements to be delivered to Lender at the end of each fiscal quarter pursuant to Section 6.9(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(ii) hereof, Borrower shall deliver to Lender a certificate (“Covenant Compliance Certificate”), in the form of Exhibit "E", attached hereto and made part hereof, from the chief financial officer, chief executive officer, or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

a. Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

b. Covenant Compliance - the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.11. Audit and Inspection; Field Exams; Appraisals

: Borrower shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable prior notice during normal business hours any of the Collateral Locations of Borrower (provided that, while an Event of Default exists, Lender may make such visits and inspections at any time without prior notice) to examine and audit all of Borrower's Collateral, books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower's expense at the standard rates charged by Lender for such activities, plus Lender's reasonable out-of-pocket expenses (all of which amounts shall be Expenses), provided however, (i) Borrower shall at all times have the right to be present at any such inspection or audit (which such right shall not exist if an Event of Default shall then exist), and (ii) so long as no Event of Default shall have occurred and be continuing, Borrower shall only be responsible for reimbursing Lender for one (1) inspection or audit per fiscal year. On an annual basis, or as otherwise deemed necessary by Lender during the existence of an Event of Default, Lender may, in its discretion obtain a field exam, in each case at Borrower’s sole cost and expense, provided however, (i) Borrower shall at all times have the right to be present at any such inspection (which such right shall not exist if an Event of Default shall then exist), and (ii) so long as no Event of Default shall have occurred and be continuing, Borrower shall only be responsible for reimbursing Lender for one (1) field exam fiscal year. Field exams shall be conducted by an appraiser reasonably acceptable to Lender and shall be in form and substance satisfactory to Lender.

6.12. Other Reports

: Borrower further agrees that, if requested by Lender, it shall promptly (and in no event later than five (5) Business Days) furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority.

6.13. Information to Participant

: Subject to Section 9.23, Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Loans or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.14. Material Adverse Developments

: Borrower agrees that promptly (and in no event later than five (5) Business Days) upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.15. Places of Business

: Borrower shall give thirty (30) days prior written notice to Lender of any changes in the Collateral Location of any of its respective places of business, of the places where records concerning its Accounts are kept, or the establishment of any new, or the discontinuance of any existing, place of business.

6.16. Annual Clean-Up. On an annual basis (measured on each annual anniversary of the date of this Agreement), the outstanding principal balance under the Revolving Credit Facility shall be reduced to zero for a period of thirty (30) consecutive days.

SECTION VII.
BORROWER'S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit Facility has been terminated, that:

7.1. Merger, Consolidation, Dissolution or Liquidation

a. Borrower shall not engage in any Asset Sale other than equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale, unless Borrower shall prepay outstanding amounts under the Revolving Credit Facility in an amount equal to the net proceeds of such Asset Sale (i.e., the gross proceeds less the reasonable and customary costs of such sale or other dispositions) upon Borrower’s receipt thereof.

b. Borrower shall not merge or consolidate with any other Person or commence a dissolution or liquidation.

7.2. Acquisitions

  Without the prior written consent of Lender or otherwise in conjunction with an Advance under the Guidance Line Facility, Borrower shall not acquire all or substantially all of the Capital Stock or acquire any assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction. Notwithstanding the foregoing, Borrower may acquire assets having a purchase price of less than $500,000.00, without Lender’s consent, provided (i) Borrower does not obtain any institutional or investor financing for the acquisition of such assets; (b) the acquisition of such assets does not cause an Event of Default under this Agreement and (c) prior to the acquisition Borrower delivers to Lender a proforma financial statement reflecting that after such acquisition Borrower will be in compliance with the financial covenants in Section 6.8 of this Agreement.

7.3. Liens and Encumbrances

  Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries

a. Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, is a “Guarantor” hereunder and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

b. Except in compliance with the requirements in this Agreement, Borrower shall not create or acquire any Subsidiary.

7.5. Shareholder Debt. Borrower shall not obtain any additional loans from related parties without Lender’s prior written consent which consent shall not be unreasonably denied or delayed but may be conditioned on the execution by the holder of such debt of a subordination of debt agreement, provided, however, that Lender may prohibit Borrower from making any payments of interest thereunder until the Obligations are paid in full if Lender determines, in its commercially reasonable discretion, that payment of such interest could reasonably be likely to result in a Default or Event of Default and/or if Borrower is unable to demonstrate to Lender’s reasonable satisfaction that after making such interest payment Borrower will comply with the financial covenants in Section 6.8 of this Agreement. Borrower hereby warrants and represents that there is no other Shareholder Debt outstanding as of the Closing Date.

7.6. Subordinate Debt. Borrower agrees that all present and/or future related party debt shall be subordinate to the lien, interest and rights of Lender under the Loans and in and to the Collateral. At the request of Lender, Borrower shall cause the holder of any related party debt to execute and record or file such documents or instruments as may be requested by Lender to evidence the subordination of such debt to Lender’s rights, title and interest under the Loans and in the Collateral.

7.7. Guarantees

. Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person (other than Lender in connection with the Loans and the Loan Documents).

7.8. Distributions, Bonuses and Other Indebtedness

: At the time of Closing, Borrower shall not: (a) if an Event of Default exists or would result after the payment of such Distribution, declare or pay or make any forms of Distribution to holders of Borrower’s Capital Stock; (b) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (c) make any prepayments on any existing or future Indebtedness (other than the Obligations); or (d) make any payments on Subordinated Debt in violation of the subordination provisions in Section 7.6 hereof.

7.9. Miscellaneous Covenants

a. Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower's ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

b. Borrower shall not carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

SECTION VIII.
DEFAULT

8.1. Events of Default

  Each of the following events shall constitute an event of default (“Event of Default”):

a. Payments - if Borrower fails (i) to make any payment of principal or (ii) to make any payment of interest or any Overadvance or amounts, or otherwise under the Obligations within three (3) Business Days of the date such payment is due and payable; or

b. Other Charges - if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement within three (3) Business Days of the date such payment is due and payable; or

c. Particular Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 6.8, 6.11, 7.1, 7.2, 7.3, 7.5, 7.7, and 7.8 for which no cure period shall exist), such failure continues for twenty (20) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional twenty (20) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default; or

d. Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

e. Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

f. Agreements with Others - (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower in excess of $250,000, in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower's obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

g. Other Agreements with Lender and Affiliates - if Borrower breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower and Lender; or

h. Judgments - if any final judgment for the payment of money for an aggregate amount in excess of $250,000 (i) which is not fully covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of forty-five (45) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

i. Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

j. Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such forty-five (45) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

k. Receiver- upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for Borrower’s Property; or

l. Execution Process, etc. - the issuance of any execution or distraint process against any material portion of the Property of Borrower; or

m. Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted for a period of more than ten (10) consecutive Business Days unless Borrower is entitled to receive proceeds of business interruption insurance in connection therewith; or

n. Pension Benefits, etc. - if Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower's employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a "reportable event" as defined under ERISA occurs; or

o. Investigations - any indication or evidence received by Lender that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any property of Borrower to any Governmental Authority, which could reasonably be expected to result in a Materially Adverse Effect; or

p. Change of Control - if there shall occur a Change of Control; or

q. Liens - if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower or any Governmental Authority shall assert any of the foregoing; or

r. Material Adverse Effect – if there is any change in the financial condition of Borrower and its Subsidiaries, taken as a whole, which, in Lender’s reasonable opinion, has or would be reasonably likely to have a Material Adverse Effect; or

s. Other Loan Documents - if any other Person (other than Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document.

8.2. Cure

  Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3. Rights and Remedies on Default

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit Facility and the Guidance Line Facility.

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Revolving Credit Facility and the Guidance Line Facility and declare the Obligations, immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations.

c. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                                          (1)    The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

i. By its own means or with judicial assistance, enter Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

ii. Require Borrower at Borrower's expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

iii. The right to enjoin any violation of Section 7.1, it being agreed that Lender's remedies at law are inadequate.

d. Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

e. The purchase money proceeds or avails of any sale made under or by virtue of this Article 8, together with any other sums which then may be held by Lender under this Loan Agreement, whether under the provisions of this Article 8 or otherwise, shall be applied as follows:

i. First: To the payment of all Lender Expenses, including without limitation, the costs and expenses of such sale, including, but not limited to, the reasonable compensation to Lender its agents and counsel, and any sums that may be due under and/or pursuant to any statute, rule, regulation and/or law which imposes any tax, charge, fee and/or levy in connection with and/or arising from the exercise of any right and/or remedy under this Loan Agreement or the requirement that any sum be paid in order to record and/or file any deed, instrument of transfer or other such document in connection with any such sale and of any judicial proceedings wherein the same may be made, and of all expenses, liabilities and advances made or incurred by Lender under this Loan Agreement, together with interest at the Default Rate on all advances made by Lender.

ii. Second: To the payment of the whole amount then due, owing or unpaid hereunder for interest on the unpaid principal, including, without limitation, interest at the Default Rate from and after the happening of any Event of Default from the due date of any such payment of principal until the same is paid.

iii. Third: To the payment of the whole amount then due, owing or unpaid upon the other Obligations and any other sums required to be paid thereunder with interest on such other Obligations and other sums at the Default Rate from and after the happening of any Event of Default from the due date of any such other Obligations and other sums until the same is paid.

iv. Fourth: To the payment of any other Obligations and any other sums required to be paid by Borrower pursuant to any provision of this Agreement, the Notes or the other Loan Documents.

v. Fifth: To the payment of the surplus, if any, as required by Applicable Law.

8.4. Nature of Remedies

: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5. Set-Off

: In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Lender (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with Lender, or of Borrower with any other subsidiary of Lender or Bank Affiliate or any participant and may apply the funds or amount thus set-off against any of Borrower's Obligations hereunder.

If any bank account of Borrower with Lender, any other subsidiary of Lender or Bank Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower's Obligations hereunder.

SECTION IX.
MISCELLANEOUS

9.1. Governing Law

  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS AND DECISIONS OF THE STATE OF FLORIDA, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES.

9.2. Integrated Agreement

  The Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3. Waiver

  No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4. Indemnity

a. Borrower releases and shall indemnify, defend and hold harmless Lender, and any Bank Affiliates and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents and, (iii) Borrower's failure to comply with any Requirement of Law (including, without limitation, Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender or any Bank Affiliates arising out of any transaction whether hereunder or in any way related to the Loan Documents or any and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender or any Bank Affiliates constituting willful misconduct or gross negligence.

b. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5. Time

  Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower's performance under all provisions of this Agreement and all related agreements and documents.

9.6. Expenses of Lender

: At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.11 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the “Expenses”).

9.7. Brokerage

: This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower's own cost and expense, including such party's reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8. Notices

a. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:
BankUnited, N.A.
189 South Orange Avenue, Suite 1250S
Orlando, Florida 32801
Attention: Jackson Young, Senior Vice President
Telecopy No.:

With copies to Lender’s counsel:
GrayRobinson, P.A.
301 East Pie Street, Suite 1400
Orlando, Florida 32801
Attention: Phillip R. Finch, Esq.
Telecopy No.: 407-244-5690

If to Borrower to:
LightPath Technologies, Inc.
2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826
Attention: J. James Gaynor, CEO
Telecopy No.: 407-382-4007

With copies to Borrower’s counsel:
Baker Hostetler
SunTrust Center
200 South Orange Avenue, Suite 2300
Orlando, Florida 32801-3432
Attention: Alissa K. Lugo, Esq.
Telecopy No. 407-841-0168

b. Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

c. Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9. Headings

  The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival

  All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Section 6.5, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations.

9.11. Successors and Assigns

  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder. Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender's rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender's rights hereunder, to any one or more additional banks or financial institutions or other person in the business of commercial lending or holding commercial loans, subject (as to Lender's rights under this clause (b)) to Borrower's written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12. Duplicate Originals

; Effect of Facsimile and Photocopied Signatures: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement (and the other Loan Documents) may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement, the Loan Documents or any counterpart thereof to produce or account for any of the other counterparts.  A copy of this Agreement and the Loan Documents signed by one party and faxed or scanned and emailed to another party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy or PDF of this Agreement and the other Loan Documents shall be effective as an original for all purposes.

9.13. Modification

  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14. Signatories

  Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties

  No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any account or contract with any other Person.

9.16. Discharge of Taxes, Borrower's Obligations, Etc.

  Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower's obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower's Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit Facility, and bear interest at the rate applicable to the Revolving Credit Facility, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17. Withholding and Other Tax Liabilities

: Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Lender's request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose. In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower. In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit Facility and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit Facility, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18. Consent to Jurisdiction

/Venue: EACH OF THE PARTIES HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF THE OTHER PARTY ON THIS LOAN AGREEMENT, ANY AND EVERY RIGHT SUCH PARTY MAY HAVE (I) TO OBJECT TO THE JURISDICTION OR VENUE OF ANY STATE COURT SITTING IN ORANGE COUNTY, FLORIDA, OR ANY FEDERAL COURT LOCATED IN ORANGE COUNTY, FLORIDA, (II) TO INJUNCTIVE RELIEF, (III) TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS), AND (IV) TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PARTY BY MAIL AT THE ADDRESS SET FORTH IN THIS LOAN AGREEMENT, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. THE FOREGOING WAIVERS ARE GIVEN KNOWINGLY AND VOLUNTARILY BY SUCH PARTY. EACH OF THE PARTIES IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF ANY OR ALL OF THE FOREGOING WAIVERS.

9.19. Additional Documentation

: Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed reasonably appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20. Advertisement

a. Lender, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Lender. Such publication shall include all pertinent information relating to such financing, including without limitation, the term, purpose, and loan amount and name of Borrower.

b. The form and content of the sign and/or published information shall be in the sole discretion of Lender and shall be considered the sole and exclusive property of Lender. All expenses related to publicizing the financing shall be the sole responsibility of Lender.

9.21. Waiver of Jury Trial

  BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT, OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

9.22. Consequential Damages

  Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.23. Confidentiality

  In handling any confidential information Lender and all employees and agents of Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans, provided that they are similarly bound by confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender and (v) as Lender may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

[SIGNATURE PAGES FOLLOW]

WITNESS the due execution of this Agreement as a document under seal as of the date first written above.

BORROWER:

LIGHTPATH TECHNOLOGIES, INC.,
a Delaware corporation

By:  /s/ J. James Gaynor
J. James Gaynor, President

GUARANTORS:

GELTECH INC., a Delaware corporation By: /s/ J.James Gaynor J. James Gaynor, President
ISP OPTICS CORPORATION, a New York corporation By: /s/ J. James Gaynor J. James Gaynor, President
LIGHTPATH OPTICAL INSTRUMENTATION (SHANGHAI) CO., LTD., a company formed under the law of the People’s Republic of China By: /s/ J. James Gaynor
LIGHTPATH OPTICAL INSTRUMENTATION (ZHENJIANG) CO., LTD., a company formed under the law of the People’s Republic of China By: /s/ J. James Gaynor
ISP OPTICS LATVIA, SIA, a company formed under the law of the Republic of Latvia By: /s/ J. James Gaynor

LENDER:

BANKUNITED, N.A., a national banking association

By: /s/ Jackson Young
Jackson Young, Senior Vice President

EXHIBIT “A”

FORM OF AUTHORIZATION CERTIFICATE

DATE: ________________, 20____

BANKUNITED, N.A.
189 South Orange Avenue, Suite 1250
Orlando, FL 32801
Attention: Jackson Young

Ladies/Gentlemen:

The following individuals are authorized to request loan advances against _________________’s (“Borrower”) line of credit and transfer funds from any of Borrower’s accounts per written instructions received via fax:

Authorized Person	Title	Signature
1.
2.
3.

Acknowledged and approved:

By:

EXHIBIT “B”

FORM OF REVOLVING CREDIT ADVANCE REQUEST

TO BE PROVIDED BY BANK

EXHIBIT “C”

DESCRIPTION OF COLLATERAL

“All assets” of Borrower, wherever located and whether now owned or existing or hereafter acquired or arising, other the Excluded Collateral. Without limiting the generality of the foregoing, the Collateral also covers the following types and items of property:

All Accounts (as hereinafter defined), as-extracted collateral, cash proceeds, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, fixtures, financial assets, General Intangibles (as hereinafter defined), goods, instruments, Inventory (as hereinafter defined), investment property, letter of credit rights, letters of credit, money, non-cash proceeds, proceeds, software, supporting obligations and other personal property, both now existing and hereafter existing, acquired and arising, owned by Borrower and in which Borrower has any property rights and benefits, of whatsoever kind and description, wheresoever located and inclusive of property in Borrower’s constructive possession and control, property in Borrower’s actual possession and control, and property in the possession and control of a third person for and on behalf of Borrower; and, without limiting the foregoing but in furtherance thereof, the following now existing and hereafter acquired and arising property and property rights and benefits, together with all replacements, substitutions, additions, accessions, products and proceeds thereof and of anything described herein:

Accounts. All “accounts” as such term is defined in the Uniform Commercial Code in effect in the State of Florida , as amended from time to time, (the “Code”) owned by Borrower and all accounts in which Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to Borrower and hereafter arising and owing to Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Inventory. All “inventory” (as such term is defined in the Code) owned by Borrower and all inventory in which Borrower has any rights (including, without limitation, rights to grant a security interest in inventory owned by other persons), both now existing and hereafter owned, acquired and arising, including, without limitation, inventory in transit, inventory in the constructive possession and control of Borrower, inventory in the actual possession and control of Borrower and inventory held by others for Borrower’s account; and, to the extent not included in the term inventory as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired goods manufactured or acquired for sale or lease, and any piece goods, raw materials, as extracted collateral, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of Borrower or which may contribute to the finished product or to the sale, promotion and shipment thereof by Borrower and by others on the account of Borrower, together with (i) the proceeds and products of all of the inventory and other property and property rights described hereinabove, (ii) all additions and accessions thereto and replacements and substitutions therefor, (iii) all documents related thereto and (iv) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

General Intangibles. All “general intangibles” (as such term is defined in the Code) of Borrower, whether now existing or hereafter owned, acquired or arising, or in which Borrower now has or hereafter acquires any rights, and, to the extent not included in the term general intangibles as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired things in action, payment intangibles, rights to payment of loan funds not evidenced by chattel paper or an instrument, contract rights, causes of action, business records, inventions, designs, patents, patent applications, software, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and other supporting obligations, tax refund claims, claims under letters-of-credit and all letter-of-credit rights, rights and claims against carriers and shippers, leases, claims under insurance policies, condemnation proceeds, all rights to indemnification and all other intangible personal property of every kind and nature, together with (i) the proceeds of all of the general intangibles and other property and property rights described hereinabove, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Equipment. All “equipment” (as such term is defined in the Code) of Borrower, whether now existing or hereafter owned, acquired or arising, or in which Borrower now has or hereafter acquires any rights, including, without limitation, equipment now in Borrower’s possession and control, equipment in transit, equipment in storage and equipment hereafter acquired by way of replacement, substitution, addition or otherwise, and, to the extent not included in the term equipment as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired fuel and gas tanks, monitoring wells, environmental remediation equipment, compressors, car wash equipment, convenience store coolers and lifts, dispensers, register system, furniture, furnishings, fixtures (including, without limitation, those located at, upon or about, or attached to, any real estate subject to any lease), machinery, parts, supplies, apparatus, appliances, patterns, molds, dies, blueprints, fittings and computer systems and related hardware and software of every description, together with (i) the proceeds and products of all of the equipment and other property and property rights described hereinabove, including, without limitation, insurance proceeds and condemnation proceeds, (ii) all books and records, abstracts of title, leases and all other contracts and agreements relating thereto or used in connection therewith, and (iii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

Excluded Collateral - Any and all shares, interest, participations or other equivalents (however designated) of capital stock of a corporation or membership interest of a limited liability company, any and all other ownership interests in the following: LightPath Optical Instrumentation (Shanghai) Co., Ltd., a corporation formed under the laws of the People’s Republic of China, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd., a corporation formed under the law of the People’s Republic of China, and ISP Optics Latvia, SIA, a corporation formed under the laws of the Republic of Latvia.

EXHIBIT “D”

INTENTIONALLY DELETED

EXHIBIT “E”

COVENANT COMPLIANCE CERTIFICATE

BANKUNITED, N.A.	_________________, 20___
189 South Orange Avenue, Suite 1250
Orlando, Florida 32801
Attention: Jackson Young

The undersigned, the _____________________ of Lightpath Technologies, Inc., a Delaware corporation (“Borrower”), gives this certificate to BANKUNITED, N.A., a national banking association ("Lender"), in accordance with the requirements of that certain Loan Agreement dated February _____, 2019, by and between Borrower and Lender ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.           Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending __________________, 20__, copies of which are attached hereto, I hereby certify that:

a.  The Total Leverage Ratio of Borrower is ____________________.

b.  The Fixed Charge Coverage Ratio of Borrower is ___________________.

Attached as Schedule "A" are the details underlying such financial covenant calculations.

2.           No Default exists on the date hereof, other than: ____________________ [if none, so state]; and

3.            No Event of Default exists on the date hereof, other than: __________________ [if none, so state].

Very truly yours,

LIGHTPATH TECHNOLOGIES, INC.

By: ________________________
Name: ______________________
Title: _______________________

EXHIBIT “F”

BORROWER’S INFORMATION CERTIFICATE

This Information Certificate to the Loan Agreement by and between LightPath Technologies, Inc. and BankUnited, N.A. (the “Agreement”) are set forth on the following pages. To the extent that any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in this Information Certificate does not constitute a determination by any party to the Agreement that such matters are material. Nor in such cases where a representation or warranty is given or other information is provided shall the disclosure of any matter in the Schedule of Exceptions imply that any other undisclosed matter having a greater value or other significant is material.

The contents of all documents referred to in this Information Certificate are incorporated by reference in this Information Certificate as though fully set forth in this Information Certificate, as applicable, and the information and disclosures contained in each section of this Information Certificate shall be deemed to be disclosed and incorporated by reference in each of the other section of this Information Certificate were the applicability of such disclosure to such other sections of this Information Certificate is responsive as though fully set forth in such other sections of this Information Certificate. All information disclosed in any of the Borrower’s public filings with the Securities and Exchange Commission during the twenty-four (24) month period prior to the Effective Date are incorporated by reference in this Information Certificate, as applicable, as though fully set forth in c or in the Agreement.

The inclusion in sections of this Information Certificate of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the representations or warranties. Nothing in sections of this Information Certificate constitutes an admission of any liability or obligation of any party to the Agreement to any third party.

All capitalized terms used herein shall have the same meanings ascribed to such terms in the Agreement, unless otherwise defined herein.

Section 5.1(a):

State of Incorporation: Delaware

States of Qualification: Florida

Section 5.2

Places of Business:

LightPath Technologies, Inc. and ISP Optics Corporation facilities at 2603 Challenger Tech Court, Suites 100 & 130, Orlando, FL 32826, and 12501 Research Parkway, Suite 180, Orlando, FL 32826

ISP Optics Corporation facility at 50 South Buckhout Street #106, Irvington, NY 10533

LightPath Optical Instrumentation (Shanghai) Co., Ltd. facility at Room1608, No.1118, Yecheng Road, Jiading District, Shanghai City, China

LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. facility at 40th Building, No, 99 Jing Road, Zhenjiang New District, Jiangsu, China

ISP Optics Latvia, SIA facility at 24A Ganibu Dambis Street, Riga, Latvia LV-1005

Section 5.3

Pending Litigation: See Schedule 2

Section 5.10(b)

Real Property Leases:

Lease dated January 25, 2001 between LightPath Technologies, Inc. and Challenger Discovery, LLC

Lease dated April 20, 2018 between LightPath Technologies, Inc. and CIO University Tech, LLC

Lease dated June 25, 2010 between ISP Optics Corporation and Stanford Bridge, LLC

Lease dated October 16, 2015 between LightPath Optical Instrumentation (Shanghai) Co., Ltd. And Zhenjiang New Area Administrative Committee

Lease dated October 16, 2015 between LightPath Optical Instrumentation (Shanghai) Co., Ltd. And Zhenjiang New Area Administrative Committee

Lease dated June 25, 2010 between ISP Optics Latvia SIA and JSC Dambis

Personal Property Leases:

Equipment capital leases with TFG-Florida, L.P. for manufacturing equipment in the aggregate approximate balance of approximately $1,024,000 as of January 31, 2019.

Equipment capital lease with Scottrade Bank for manufacturing equipment in the aggregate approximate balance of approximately $11,000 as of January 31, 2019.

Equipment operating lease with Sissine’s Office Systems, Inc. (through Marlin Business Bank) for printers in the approximate monthly amount of $1,703 for sixty-three (63) months.

Equipment capital lease with First Lease for phone systems in the approximate balance of $44,000 as of January 31, 2019.

Section 5.13(a)

Business/Trade Names:                    LightPath Technologies, Inc.
ISP Optics Corporation (f/n/a International Scientific Products Corporation)
GelTech Inc.
LightPath Optical Instrumentation (Shanghai) Co., Ltd
LightPath Optical Instrumentation (Zhenjiang) Co., Ltd.
ISP Optics Latvia, SIA
Section 5.17

Borrower Organizational Chart:

LightPath Technologies, Inc. owns all of the issued and outstanding stock of the following:

ISP Optics Corporation
GelTech Inc.
LightPath Optical Instrumentation (Shanghai) Co., Ltd
LightPath Optical Instrumentation (Zhenjiang) Co., Ltd.

ISP Optics Corporation owns all of the issued and outstanding stock of ISP Optics Latvia, SIA.

Section 5.20

Commercial Tort Claims: None

SCHEDULE 1 TO

BORROWER’S INFORMATION CERTIFICATE

Board of Directors:

Robert Ripp
Sohail Khan
Steven Brueck
Louis Leeburg
Craig Dunham
M. Scott Faris
Joseph Menaker
J. James Gaynor

Officer Names: J. James Gaynor Alan Symmons Donald O. Retreage, Jr. Dorothy M. Cipolla	Title: President & Chief Executive Officer Executive VP of Operations Chief Financial Officer VP and Executive Director of Compliance, Treasury & Tax

SCHEDULE 2 TO

BORROWER’S INFORMATION CERTIFICATE

Permitted Indebtedness:

Leases disclosed on Section 5.10(b) of this Information Certificate

Permitted Liens:

Leases disclosed on Section 5.10(b) of this Information Certificate

UCC Financing Statement, File No. 2009 0235694, in favor of Air Liquide Industrial U.S. LP, filed with the Delaware Department of State on January 23, 2009.

UCC Financing Statement, File No. 2015 0915156, in favor of Scottrade Bank, filed with the Delaware Department of State on March 4, 2015.

UCC Financing Statement, File No. 2016 5886492, in favor of TFG-Florida, L.P. (Tetra Financial), filed with the Delaware Department of State on September 26, 2016.

UCC Financing Statement, File No. 2017 7523881, in favor of TFG-Florida, L.P. (Tetra Financial), filed with the Delaware Department of State on November 13, 2017.

UCC Financing Statement, File No. 2018 3214638, in favor of TFG-Florida, L.P. (Tetra Financial), filed with the Delaware Department of State on May 11, 2018.

UCC Financing Statement, File No. 2018 5947938, in favor of Firstlease, Inc., filed with the Delaware Department of State on August 28, 2018.

UCC Financing Statement, File No. 2018 6614966, in favor of TFG-Florida, L.P. (Tetra Financial), filed with the Delaware Department of State on September 25, 2018.

UCC Financing Statement, File No. 2018 7874643, in favor of Marlin Business Bank, filed with the Delaware Department of State on November 14, 2018.

SCHEDULE 5.13(c)

OWNED UNITED STATES ISSUED TRADEMARKS, SERVICE MARKS

TRADEMARK REGISTRATIONS

Mark	Type	Registered	Country	Renewal Date
LightPath®	service mark	Yes	United States	October 22, 2022
GRADIUM™	Trademark	Yes	United States	April 29, 2027
Circulight	Trademark	No	-	-
BLACK DIAMOND	Trademark	No	-	-
GelTech	Trademark	No	-	-
Oasis	Trademark	No	-	-
LightPath®	service mark	Yes	People’s Republic of China	September 13, 2025
ISP Optics®	Trademark	Yes	United States	August 12, 2020